Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS
SAN DIEGO, CA – (Marketwired) - July 26, 2017 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the second quarter ended June 30, 2017.

Second Quarter and Recent 2017 Highlights:

Financial Highlights

•	Total revenue was $38.3 million as compared to $39.1 million in the second quarter of 2016.

•	Total Molecular revenues increased 44% from the second quarter of 2016.

•
Reported GAAP EPS of $(0.35) per share in the second quarter of 2017, as compared to $(0.24) per share in the second quarter of 2016 and reported non-GAAP EPS of $(0.12) per share in the second quarter of 2017, as compared to $(0.11) per share in the second quarter of 2016.

Operational Highlights

•	Announced definitive agreements to acquire Alere Triage® assets.

•	Completed the acquisition of InflammaDry® and AdenoPlus® CLIA waived eye health businesses.

•	Received CE Mark, FDA clearance and CLIA waiver for point-of-care Sofia® 2 Immunoassay Analyzer for use with Sofia® Respiratory Syncytial Virus (RSV) assay.

•	Received CE Mark, FDA clearance and CLIA waiver for point-of-care Sofia® 2 Immunoassay Analyzer for use with Sofia® Influenza A+B assay.

•	Received FDA clearance for Solana® C. difficile molecular assay.

•	Received approval for point-of-care Sofia® Influenza A+B assay from Japan's MOH.

•	Received the CE Mark for Thyretain® TBI Reporter BioAssay.

Second Quarter 2017 Results
Total revenue for the second quarter of 2017 decreased 2% over the second quarter of 2016 to $38.3 million. Excluding Grant Revenue, revenues increased by 1%. The slight increase excluding Grant Revenue was due to higher Molecular product sales that were mostly offset by decreases in Virology and Specialty Products.

Immunoassay product revenue increased 1% in the second quarter, as Sofia revenue increased 21% to $7.9 million, while QuickVue product revenue decreased 10% to $13.8 million. During the second quarter of 2017, Molecular revenue increased 44% to $3.2 million and Specialty Products decreased 5% to $3.1 million. The Virology category declined 7%, mostly due to a decline in the sales of respiratory products.

“Our second quarter financial results reflected typical seasonality in our business with the decline in testing for Influenza-like Illness (ILI) in April,” said Douglas Bryant, president and CEO of Quidel Corporation. “Overall, it was an incredibly productive quarter for our team in advancing our long-term strategic plan. First and foremost, we negotiated agreements to acquire the Alere Triage® assets. This important transaction will broaden our business by unlocking growth opportunities in several new end markets, both geographically and by product. And although on a much smaller scale, we completed another acquisition that gives us an entrée into the rapidly evolving eye health segment. In addition, on an organic basis, we received regulatory clearance for a number of our Sofia®, Sofia® 2 and Solana® products. We are incredibly encouraged by the progress we have made in positioning Quidel for sustained, long-term success and value creation for our shareholders.”

Cost of Sales in the second quarter of 2017 increased $0.4 million to $17.8 million, due to higher depreciation expense related to the increased number of Sofia and Solana instrument placements and costs associated with the integration of the InflammaDry® and AdenoPlus® diagnostic businesses. Gross margin for the quarter was 54% as compared to 56% for the same period last year driven by the decrease in grant revenue. R&D expense decreased by $2.0 million in the second quarter as compared to the same period last year, primarily due to reduced spend for Savanna and lower clinical trial costs. Sales and Marketing expense for the second quarter of 2017 was approximately equal to the second quarter of 2016. G&A expense in the second quarter of 2017 was in line with the second quarter of 2016. In the second quarter of 2017, we recorded one-time costs of $2.4 million in business development activities related primarily to the announced definitive agreements to acquire Alere's Triage assets.

Net loss for the second quarter of 2017 was $11.8 million, or $(0.35) per share, as compared to net loss of $7.8 million, or $(0.24) per share, for the second quarter of 2016. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net loss for the second quarter of 2017 was $4.0 million, or $(0.12) per share, as compared to a net loss of $3.4 million, or $(0.11) per share, for the same period in 2016.

Results for the Six Months Ended June 30, 2017
Total revenues increased 25% to $112.0 million for the six-month period ended June 30, 2017, as compared to $89.5 million for the same period in 2016. The increase in revenues was primarily driven by greater sales of Immunoassay and Molecular products that were partially offset by decreases in Virology and Grant revenue.

Immunoassay product revenue increased 46% in the six-month period ended June 30, 2017, as Sofia revenue increased 72% to $33.0 million, and QuickVue product revenue increased 32% to $46.2 million. During the six-month period ended June 30, 2017, Molecular revenue increased 46% to $6.3 million and Specialty Products remained consistent with prior year at $5.7 million. The Virology category declined 7% while the Royalties, grant and other revenue category decreased by $3.1 million, as grant revenue recognized in the the six-month period ended June 30, 2016 was not repeated in 2017.

For the six-month period ended June 30, 2017, total costs and expenses were $103.8 million as compared to $101.9 million over the same period in 2016. Cost of Sales increased by $4.8 million from the first six months of 2016 driven by increased revenues in the current period, partially offset by favorable product mix, with higher Influenza and molecular product sales in the same period as compared to the prior year. Research and Development expense decreased by $6.9 million primarily driven by a decrease in development spending for the Savanna MDx platform and reduced spending on clinical trials. Sales and Marketing expense increased by $1.4 million, due primarily to the increased personnel and consulting costs as well as costs associated with the acquired InflammaDry® and AdenoPlus® diagnostic businesses. General & Administrative expenses in the first half of 2017 were roughly equivalent to the first half of 2016. For the first six months of 2017, we recorded $2.4 million in one-time costs, due to business development activities primarily related to the announced definitive agreements to acquire Alere's Triage assets.

For the first six-months of 2017, net income was $2.4 million, or $0.07 per diluted share, as compared to a net loss of $11.3 million, or $(0.35) per share, for the same six-month period in 2016. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the six months ended June 30, 2017 was $11.3 million, or $0.33 per diluted share, as compared to a net loss of $2.8 million, or $(0.09) per share, for the first six months of 2016.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on income (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net income (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the second quarter 2017 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the pass code 5565-4364.

A live webcast of the call can be accessed on the Investor Relations section of the Quidel website (http://ir.quidel.com). The website replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 855-859-2056 from the U.S., or by dialing 404-537-3406 for international callers, and entering pass code 5565-4364.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain® and InflammaDry® leading brand names, as well as under the new Solana®, AmpliVue® and Lyra® molecular diagnostic brands, Quidel's products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians' offices and hospital and reference laboratories. For more information about Quidel's comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, our reliance on development of new technologies, fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to effect strategic acquisitions, including the acquisitions of Alere Inc.’s cardiovascular and toxicology Triage® MeterPro business and the assets and liabilities relating to Alere’s contractual arrangement with Beckman Coulter, Inc. for the supply by Seller of antibodies and other inputs related to, and distribution of, the Triage® BNP Test for the Beckman Coulter Access Family of Immunoassay Systems and to integrate companies or technologies we have acquired or may acquire including our ability to achieve anticipated synergies and process improvements; intellectual property risks, including but not limited to, infringement litigation; our inability to settle conversions of our 3.25% Convertible Senior Notes due 2020 (the “Convertible Senior Notes”) in cash; the effect on our operating results from the trigger of the conditional conversion feature of our Convertible Senior Notes; the impact of restrictive covenants in our credit agreements and our ability to comply with these covenants, including our ability to incur additional indebtedness; the amount of, and our ability to repay, renew or extend, our outstanding debt and its impact on our operations and our ability to obtain financing; our ability to generate cash, including to service our debt; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); or other regulatory authorities or loss of any previously received regulatory approvals or clearances; changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three Months Ended June 30,
	2017	2016
Total revenues	$38,267	$39,133
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	17,755	17,318
Research and development	7,627	9,656
Sales and marketing	12,360	12,206
General and administrative	6,783	6,430
Amortization of intangible assets from acquired businesses and technology	2,390	2,290
One-time acquisition costs	2,379	252
Total costs and expenses	49,294	48,152
Operating loss	(11,027)	(9,019)
Interest expense, net	(2,778)	(2,924)
Loss before income taxes	(13,805)	(11,943)
Benefit for income taxes	(1,963)	(4,103)
Net loss	$(11,842)	$(7,840)

Basic and diluted loss per share	$(0.35)	$(0.24)

Shares used in basic and diluted per share calculation	33,500	32,541

Gross profit as a % of total revenues	54%	56%
Research and development as a % of total revenues	20%	25%
Sales and marketing as a % of total revenues	32%	31%
General and administrative as a % of total revenues	18%	16%

Condensed balance sheet data (in thousands):	6/30/2017	12/31/2016
Cash and cash equivalents	$175,048	$169,508
Accounts receivable, net	19,836	24,990
Inventories	22,964	26,045
Total assets	398,537	388,250
Long-term debt	151,000	148,319
Stockholders’ equity	212,588	200,630

	Six Months Ended June 30,
	2017	2016
Total revenues	$111,959	$89,454
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	41,325	36,567
Research and development	15,502	22,363
Sales and marketing	25,915	24,523
General and administrative	13,903	13,600
Amortization of intangible assets from acquired businesses and technology	4,681	4,509
One-time acquisition costs	2,431	371
Total costs and expenses	103,757	101,933
Operating income (loss)	8,202	(12,479)
Interest expense, net	(5,603)	(5,613)
Income (loss) before income taxes	2,599	(18,092)
Provision (benefit) for income taxes	151	(6,806)
Net income (loss)	$2,448	$(11,286)

Basic earnings (loss) per share	$0.07	$(0.35)
Diluted earnings (loss) per share	$0.07	$(0.35)

Shares used in basic per share calculation	33,351	32,632
Shares used in diluted per share calculation	34,295	32,632

Gross profit as a % of total revenues	63%	59%
Research and development as a % of total revenues	14%	25%
Sales and marketing as a % of total revenues	23%	27%
General and administrative as a % of total revenues	12%	15%

	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated net revenues by product category are as follows (in thousands):	2017	2016	2017	2016
Immunoassays	$21,983	$21,848	$79,516	$54,351
Molecular	3,214	2,236	6,325	4,344
Virology	9,218	9,861	19,214	20,701
Specialty products	3,090	3,258	5,655	5,666
Royalties, grants and other	762	1,930	1,249	4,392
Total revenues	38,267	39,133	111,959	89,454

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net (loss) income - GAAP	$(11,842)	$(7,840)	$2,448	$(11,286)
Add:
Non-cash stock compensation expense	2,138	2,106	4,059	4,086
Amortization of intangibles	2,515	2,399	4,885	4,751
Amortization of debt discount and issuance costs	1,375	1,333	2,741	2,679
One-time acquisition costs	2,379	252	2,431	371
Income tax impact of valuation allowance for deferred tax assets	2,359	435	(326)	715
Income tax impact of non-cash stock compensation expense, amortization of intangibles, debt discount and issuance costs and one-time business development expenses	(2,940)	(2,131)	(4,940)	(4,160)
Adjusted net (loss) income	$(4,016)	$(3,446)	$11,298	$(2,844)
Basic (loss) earnings per share:
Adjusted net (loss) earnings	$(0.12)	$(0.11)	$0.34	$(0.09)
Net (loss) income - GAAP	$(0.35)	$(0.24)	$0.07	$(0.35)
Diluted (loss) earnings per share:
Adjusted net (loss) earnings	$(0.12)	$(0.11)	$0.33	$(0.09)
Net (loss) income - GAAP	$(0.35)	$(0.24)	$0.07	$(0.35)